Exhibit 99.1


            [graphic omitted]

Contacts for Illuminet:
Media:
Penny Thomas, 360/493-6000
media_relations@Illuminet.com
Analysts/Investors:
Peter Wiederspan, 360/493-6165
investor_relations@Illuminet.com


                       ILLUMINET ANNOUNCES TERMINATION OF
                   SELLING SHAREHOLDER AND COMPANY OFFERING

OLYMPIA, WASH. - September 11, 2000 - Illuminet Holdings, Inc. (Nasdaq: ILUM) announced today that due to stock market conditions the company has determined, with the concurrence of the selling shareholders, not to proceed with a planned offering of common stock filed with the Securities and Exchange Commission on July 17, 2000.

Illuminet had not begun any marketing effort for the offering and will take the necessary steps to formally withdraw the registration statement with the Securities and Exchange Commission.

"We have concluded it would not be appropriate to go forward with an offering at this time," said Roger Moore, CEO. "In the company's opinion, the current stock market conditions do not accurately reflect the value of the stock."

About Illuminet:

Founded in 1981, Illuminet operates the largest Signaling System 7 (SS7) network in the United States not affiliated with a major carrier and is a leading provider of complementary intelligent network services to telecommunications carriers. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in signaling network services and intelligent network solutions for a variety of services such as calling name delivery, calling card validation, wireless roaming, prepaid wireless account management, number portability, network usage measurement, network management, clearinghouse services, toll-free database and other specialized database access functions. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; (360) 493-6000; www.illuminet.com.

EDITOR'S NOTE: Illuminet is a registered service mark with the United States Patent and Trademark Office.

CAUTIONARY STATEMENT: Statements regarding growth in revenues contained in this release are forward-looking statements. "Forward-looking" statements, as defined in the Private Securities Litigation reform Act of 1995 ("Act"), are based on current expectations, estimates and projections. Such statements are made pursuant to the safe harbor provisions of the Act. Statements that are not historical facts, including statements about Illuminet's beliefs and expectations are forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements. For a discussion of the principal factors that may cause actual results to be different, please refer to the company's registration statement filed with the SEC on August 23, 1999 and declared effective October 7, 1999 as well as the Company's 10-K filing on March 14, 2000. Illuminet undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

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